Exhibit 99.1

December 15, 2010

Dear Fellow Shareholder,

As previously announced, the Board of Directors of Bar Harbor Bankshares ("the Company"), has declared a quarterly cash dividend of $0.265 per share of common stock payable December 15, 2010 to shareholders of record as of November 16, 2010. This dividend represents an increase of $0.005 or 1.9 % per share compared to the dividend declared in the same quarter of 2009. I have included our earnings press release for the third quarter and the first nine months of 2010 along with selected unaudited financial data, which explains our recent performance in more detail.

Here are some highlights:

  Net income available to common shareholders was a record $8.0 million for the nine months ended September 30, 2010, representing an increase of 3.3% over the same period in 2009.

  We are pleased to report that total loans ended the first nine months of 2010 at $681 million, up 1.7% from December 31, 2009. Commercial loans, which led this growth, ended the quarter at $380 million for an increase of 2.8% compared to December 31, 2009. Commercial lending has shown modest but consistent growth throughout 2010, despite lower overall demand. We have seen a recent increase in interest from particularly strong borrowers and our pipeline for fourth quarter closings has increased compared to the pace of activity earlier in the year.

  We are also pleased to report strong retail deposit growth during the nine months ended September 30, 2010. Retail deposits were up $57.1 million or 10.4% compared with December 31, 2009. Compared to the third quarter in 2009, retail deposits were up $77 million or 15%. This strong deposit growth is consistent with a robust tourism season in our major markets and represents the strongest seasonal deposit surge we have experienced in several years.

  Non-performing loans ended the third quarter at 1.31% of total loans, down from 1.37% at December 31, 2009.

  Trust and financial services income continued its growth trend, ending the first nine months of 2010 at $2.1 million, up $331 thousand or 18.3% compared to the same period in 2009.

In our prior announcements and my previous letter of September 15, 2010, I recognized some preliminary and encouraging economic trends in our local markets. Some of these trends have indeed materialized and bear a mention here. The Bar Harbor Chamber of Commerce has shared that local providers of tourism services, such as restaurants, retail stores and lodging establishments, are reporting 2010 results ranging from a 10% to 20% improvement over 2009 results depending upon their industry segment and location. Acadia National Park officials have pegged 2010's visitation growth over 2009 as at least 15%, which equates to an additional 350,000 visitors compared to the prior season. Cruise ship visits to Bar Harbor were a record 107 in 2010, up from 97 in 2009. As our customers are the beneficiaries of this growth, we believe these trends support the Company's deposit gains mentioned above and raise expectations for improved cash flow and stable debt service for many of our local borrowers who depend upon tourism-related revenues.

Another business segment in the region served by the Company is comprised of wild blueberry growers and processors. This year saw some early signs of caution due to partial crop losses in both Maine and Canada due to untimely frosts. Eventually, domestic growers suffered less damage than did their Canadian competitors. Demand for product remained high due to the weaker overall supply and our customers have reported very strong prices, which we believe have resulted in satisfying profits for most operators.

Over the past two to three years, we have had concerns over Maine's lobster fishing industry as low prices for product combined with high prices for bait and fuel have pressured the cash flows of fishermen and wholesale processors alike in an industry trend that has been widely documented. During 2008 and 2009, the Company worked with a large number of fishermen to help manage cash flow pressures and to keep this vital industry segment performing as well as possible. During 2010, we have observed both strong haul volumes as well as higher prices for product that have resulted in a much improved performance for the industry as a whole. The vast majority of fishermen in our portfolio have met their seasonal debt service requirements and earned a better reward for their efforts during 2010.

Please feel free to send me your comments and questions. You can reach me by phone at (207) 288-9343 or by email to jmurphy@bhbt.com. It’s always a pleasure to hear from you.

Sincerely,

/s/ Joseph M. Murphy

Joseph M. Murphy
President & CEO

This letter contains certain forward-looking statements with respect to the financial condition, results of operations and business of Bar Harbor Bankshares (the "Company") for which the Company claims the protection of the safe harbor provided by the Private Securities Litigation Reform Act of 1995, as amended. You can identify these forward-looking statements by the use of words like "strategy," "anticipates" "expects," "plans," "believes," "will," "estimates," "intends," "projects," "goals," "targets," and other words of similar meaning. You can also identify them by the fact that they do not relate strictly to historical or current facts. Forward-looking statements include, but are not limited to, those made in connection with estimates with respect to the future results of operation, financial condition, and the business of the Company which are subject to change based on the impact of various factors that could cause actual results to differ materially from those projected or suggested due to certain risks and uncertainties. These risks and uncertainties include, but are not limited to, changes in general economic conditions, interest rates, deposit flows, loan demand, internal controls, legislation or regulation and accounting principles, policies or guidelines, as well as other economic, competitive, governmental, regulatory and accounting and technological factors affecting the Company’s operations. For more information about these risks and uncertainties and other factors, please see the Company’s Annual Report on Form 10-K, as updated by the Company’s Quarterly Reports on Form 10-Q and other filings on file with the SEC. All of these factors should be carefully reviewed, and readers should not place undue reliance on these forward-looking statements. The Company assumes no obligation to update any forward-looking statements as a result of new information or future events or developments.

PRESS RELEASE

For more information contact:         FOR IMMEDIATE RELEASE
Gerald Shencavitz
EVP and Chief Financial Officer
(207) 288-3314

Bar Harbor Bankshares Announces Third Quarter 2010 Earnings

BAR HARBOR, Maine (October 29, 2010) – Bar Harbor Bankshares (the "Company") (NYSE Amex: BHB) the parent company of Bar Harbor Bank & Trust (the "Bank"), today announced record net income available to common shareholders of $2.9 million for the quarter ended September 30, 2010, up $158 thousand or 5.8% on a linked-quarter basis and representing an increase of $37 thousand, or 1.3% compared with the third quarter of 2009. The Company’s diluted earnings per share amounted to $0.75, up $0.04 or 5.6% on a linked-quarter basis, while representing a decline of $0.20, or 21.1% compared with the third quarter of 2009.

For the nine months ended September 30, 2010, the Company reported record net income available to common shareholders of $8.0 million, up $256 thousand or 3.3% compared with the same period in 2009. Diluted earnings per share amounted to $2.09, representing a decline of $0.54, or 20.5%, compared with the first nine months of 2009.

The declines in third quarter and year-to-date 2010 diluted earnings per share largely reflect the Company’s previously reported issuance of 882,021 shares of its common stock in the fourth quarter of 2009 and the first quarter of 2010, the proceeds from which were primarily used to repurchase all of the shares of Preferred Stock sold to the U.S. Department of the Treasury (the "Treasury") in the first quarter of 2009 as part of the Capital Purchase Program established by the Treasury under the Emergency Economic Stabilization Act of 2008.

In making the announcement, the Company’s President and Chief Executive Officer, Joseph M. Murphy commented, "As we enter the last quarter of 2010, we are pleased to report record quarterly and year-to-date earnings available to common shareholders, a strong balance sheet and capital position, and a tangible common equity ratio of 9.38%. We are also pleased to report continued loan growth, despite sluggish demand and an uncertain economic outlook. Our commercial loan portfolio is up $28 million or 8% compared with September 30, 2009, demonstrating our ongoing financial commitment to the local communities served by the Bank. While our non-performing loans have declined from year-end 2009 and remain at relatively low and manageable levels, and while our loan charge-off experience has remained consistently low throughout the economic recession, we believe there may be some time before this challenging credit cycle is fully behind us and the overall level of credit quality shows lasting improvement."

Mr. Murphy continued, "This year’s retail deposit growth is the strongest we have experienced in quite some time. We believe this growth is largely attributed to new customer relationships and reflective of this year’s vibrant tourism season in the markets served by the Bank. We are pleased to report year-to-date retail deposit growth of $57 million, or 10%. All categories of retail deposits were showing meaningful increases. Comparing quarter-end to the same date last year, our progress improves, as retail deposits were up $77 million, or 15%.

Mr. Murphy continued his remarks by saying, "Over the past twelve months our net interest income has been pressured by declines in our net interest margin. Factors contributing to the margin decline from the levels reported a year earlier included the ongoing re-pricing of certain commercial loans and the origination and accelerated refinancing of residential mortgage loans during a period of historically low interest rates. The replacement of accelerated cash flows from our mortgage-backed securities portfolio also contributed heavily to the margin decline. In addition, as we have previously reported, over the past fifteen months or so, we have acted to protect future earnings from interest rate risk by extending funding maturities. While this strategy has pressured our net interest margin in the near-term, we believe the Bank’s balance sheet has been positioned such that future levels of net interest income are largely insulated from rising interest rates."

In concluding, Mr. Murphy added, "While our record operating results are most gratifying, we remain cautious about the months ahead and the realities facing the banking industry, including the impact of the recently enacted regulatory reform legislation known as the Dodd-Frank Wall Street Reform and Consumer Protection Act. While emergence from the national recession continues, we anticipate a prolonged economic recovery with pockets of continued deterioration in the foreseeable future. Business activity across a wide range of industries and regions has yet to show meaningful improvement and local governments and many businesses are still experiencing difficulty due in part to decade high unemployment rates and diminished consumer confidence and spending. Accordingly, we believe the continuation of our credit quality profile and the ability of our borrowers to repay their loans will be key determinants of our future financial performance. Our balance sheet is supported by a total risk-based capital ratio of 15.48%, far above regulatory guidelines for "well capitalized" banks. This capital strength was significantly enhanced by the issuance of additional common stock in late 2009 followed by the redemption of all Preferred Stock sold to the Treasury in early 2009. While the additional common equity has caused some EPS dilution as anticipated, our strong capital base provides essential capacity for meaningful business development and other strategic initiatives."

Balance Sheet

Assets: Total assets surpassed $1.1 billion at quarter end, up $30.9 million, or 2.9%, compared with December 31, 2009.

Loans: Total loans ended the second quarter at $680.9 million, up $11.4 million, or 1.7%, compared with December 31, 2009. Loan growth was led by commercial loans, which ended the quarter at $379.6 million, up $10.4 million or 2.8% compared with year-end 2009.

Consumer loans, which principally consist of residential real estate mortgage loans and home equity loans, increased $1.4 million or 0.5% compared with year-end, 2009. This increase was principally attributed to home equity loans, which were up $2.1 million or 3.8%.

Residential mortgage loan origination activity slowed during the first nine months of 2010, largely reflecting current economic conditions and uncertainties with respect to further real estate market declines in the communities served by the Bank, and to a lesser extent the expiration of the first time home buyers tax credit. The Bank’s residential real estate mortgage portfolio posted a decline of $569 thousand, or 0.3%, compared with year-end, 2009, as loans originated and closed were more than offset by cash flows and principal pay-downs from the Bank’s $225 million residential mortgage loan portfolio.

Credit Quality: Total non-performing loans ended the third quarter at $8.9 million, down $245 thousand or 2.7%, compared with December 31, 2009. At September 30, 2010, total non-performing loans represented 1.31% of total loans, down from 1.37% at year-end 2009.

During the nine months ended September 30, 2010, the Bank enjoyed a relatively low level of loan loss experience. Total net loan charge-offs amounted to $774 thousand, or annualized net charge-offs to average loans outstanding of 0.15%, compared with $699 thousand, or annualized net charge-offs to average loans outstanding of 0.14%, during the same period in 2009.

For the three and nine months ended September 30, 2010, the Bank recorded provisions for loan losses of $450 thousand and $1.5 million, representing declines of $607 thousand and $1.1 million, compared with the same periods in 2009, respectively. Despite the year-over-year declines in the provision, the amounts recorded during the first nine months of 2010 were higher than historical norms, largely reflecting a continuance in the overall level of credit deterioration, but aided by relatively low levels of net loan charge-offs and non-performing loans, stabilizing economic conditions, and slowing loan portfolio growth.

The Bank maintains an allowance for loan losses (the "allowance") which is available to absorb probable losses on loans. The allowance is maintained at a level that, in management’s judgment, is appropriate for the amount of risk inherent in the current loan portfolio and adequate to provide for estimated probable losses. At September 30, 2010, the allowance stood at $8.5 million, representing an increase of $726 thousand or 9.3% compared with December 31, 2009. The allowance expressed as a percentage of total loans stood at 1.25% at quarter end, up from 1.17% at December 31, 2009. The increase in the allowance principally reflected pockets of credit deterioration in the Bank’s loan portfolio, including elevated levels of potential problem loans.

Securities: Total securities ended the third quarter at $369.4 million, up $22.4 million, or 6.5%, compared with year-end 2009. The 2010 increase in the portfolio occurred early in the third quarter and was largely attributed to purchases of mortgage-backed securities issued by the Government National Mortgage Association, which bear no credit risk because they are backed by the full faith of the U.S. Government. At September 30, 2010, securities backed by the full faith of the U.S. Government were up $27.9 million, or 129.5%, compared with year-end 2009. Based on prevailing market conditions, fourth quarter cash flows from the Bank’s securities portfolio may or may not be fully re-invested.

For the nine months ended September 30, 2010, total average securities amounted to $343.9 million, representing a decline of $5.3 million or 1.5%, compared with the same period in 2009. Company management has been cautious about leveraging the portfolio in consideration of historically low market yields and the corresponding interest rate risk should interest rates begin to rise. While this action inhibited the growth of the Bank’s net interest income in the near-term, Company management believes the long-term risks outweigh the short-term rewards.

Securities purchased during the first nine months of 2010 principally consisted of mortgage-backed securities issued and guaranteed by U.S. Government agencies and sponsored-enterprises.

Deposits: Historically, the banking business in the Bank’s market area has been seasonal, with lower deposits in the winter and spring and higher deposits in summer and autumn. The timing and extent of seasonal swings have varied from year to year, particularly with respect to demand deposits.

Total deposits ended the third quarter at $698.9 million, up $57.7 million, or 9.0%, compared with year-end 2009. Total retail deposits ended the third quarter at $606.3 million, up $57.1 million or 10.4% compared with year-end 2009. Retail deposit growth was principally attributed to savings and money market accounts and time deposits, which increased $22.4 million and $20.1 million, or 13.0% and 8.2%, respectively. Demand deposits were up $8.3 million or 14.5%, while NOW accounts were up $6.3 million, or 8.5%.

Brokered deposits obtained from the national market ended the third quarter at $92.6 million, up $601 thousand, or 0.7%, compared with year-end 2009. Brokered deposits are generally utilized to help support the Bank’s earning asset growth, while maintaining its strong, on-balance-sheet liquidity position via secured borrowing lines of credit with the Federal Home Loan Bank and the Federal Reserve Bank.

Borrowings: Total borrowings ended the third quarter at $292.0 million, down $19.6 million, or 6.3%, compared with year-end 2009. The decline in borrowings was principally attributed to strong retail deposit growth.

Capital: The Company and the Bank continued to exceed regulatory requirements for "well-capitalized" financial institutions at quarter-end. Under the capital adequacy guidelines administered by the Bank’s principal regulators, "well-capitalized" institutions are those with Tier I leverage, Tier I Risk-based, and Total Risk-based ratios of at least 5%, 6% and 10%, respectively. At September 30, 2010, the Company’s Tier I Leverage, Tier I Risk-based, and Total Risk-based capital ratios were 9.06%, 13.61% and 15.48%, respectively.

At September 30, 2010, the Company’s tangible common equity ratio stood at 9.38%, up from 8.60% at December 31, 2009.

At September 30, 2010, the Company’s tangible book value per share of common stock amounted to $27.14, up from $24.92 at December 31, 2009.

Shareholder Dividends: The Company paid a regular cash dividend of $0.26 per share of common stock in the third quarter of 2010, unchanged compared with the same quarter in 2009. As previously announced, the Company’s Board of Directors recently declared a fourth quarter 2010 regular cash dividend of $0.265 per share of common stock, which based on the quarter-end price of BHB common stock represented a dividend yield of 3.83%.

Results of Operations

Net Interest Income: For the quarter ended September 30, 2010, net interest income on a tax-equivalent basis amounted to $8.3 million, up $131 thousand on a linked-quarter basis but representing a decline of $481 thousand or 5.5% compared with the third quarter of 2009. The decline in net interest income was principally attributed to a 23 basis point decline in the Bank’s tax-equivalent net interest margin to 3.15% for the quarter, offset in part by average earning asset growth of $15.1 million or 1.5%, compared with the third quarter of 2009. The decline in the net interest margin was largely attributed to earning asset yields, which declined 23 basis points more than the cost of interest bearing liabilities.

For the nine months ended September 30, 2010, net interest income on a tax-equivalent basis amounted to $25.0 million, down $1.3 million or 4.8%, compared with the same period in 2009. The decline in net interest income was principally attributed to the Bank’s tax-equivalent net interest margin, which declined 23 basis points to 3.22%, offset in part by earning asset growth of $19.8 million or 1.9%. The decline in the net interest margin was largely attributed to earning asset yields, which declined 23 basis points more than the cost of interest bearing liabilities.

Factors contributing to the net interest margin declines during the three and nine months ended September 30, 2010 included the ongoing competitive re-pricing of certain commercial loans and the origination and accelerated refinancing of residential mortgage loans during a period of historically low interest rates. The replacement of accelerated cash flows from the Bank’s mortgage-backed securities portfolio also contributed heavily to the margin declines. The Bank’s third quarter net interest margin was also impacted by the maturity of a $20 million of derivative instrument in the form of an interest rate floor agreement, which had been guaranteeing a minimum of 6.00% on a Prime based portfolio of loans. In addition, as previously reported, over the past fifteen months the Bank has acted to protect future earnings from interest rate risk by extending a portion of its low cost, short-term, wholesale funding maturities. While this strategy has pressured the net interest margin in the near-term, the Bank’s balance sheet has been positioned such that future levels of net interest income are largely insulated from rising interest rates.

The Bank’s year-to-date net interest income and net interest margin were also negatively impacted by the accelerated mortgage-backed securities premium amortization related to the Fannie Mae and Freddie Mac cumulative repurchases of seriously delinquent securitized loans earlier in the year. The accelerated premium amortization related to these cumulative repurchases reduced year-to-date net interest income by approximately $420 thousand and the net interest margin by approximately 5 basis points.

Non-interest Income: For the quarter ended September 30, 2010, total non-interest income amounted to $2.1 million, up $149 thousand or 7.8%, compared with the third quarter of 2009.

Total securities gains, net of other-than-temporary impairment losses, amounted to $407 thousand in the third quarter, up $223 thousand compared with the same quarter last year. Third quarter net securities gains were comprised of realized gains on the sale of securities amounting to $618 thousand, offset in part by other-than-temporary impairment losses of $211 thousand on certain available-for-sale, private label residential mortgage-backed securities.

Trust and other financial services fees amounted to $800 thousand in the third quarter, up $155 thousand or 24.0% compared with the third quarter of 2009. Reflecting additional new business and some recovery in the equity markets, at quarter-end assets under management stood at $301.0 million, up $33.3 million or 12.4% compared with September 30, 2009.

The foregoing increases in third quarter non-interest income were largely offset by a $228 thousand, or 98.3%, decline in income from mortgage banking activities. During the third quarter all residential mortgage loan originations were held in the Bank’s loan portfolio, whereas in the third quarter of 2009 a large portion of residential mortgage loan originations were sold into the secondary market with customer servicing retained.

For the nine months ended September 30, 2010, total non-interest income amounted to $5.8 million, up $881 thousand or 18.0% compared with the same period in 2009.

Total securities gains, net of other-than-temporary impairment losses, amounted to $1.2 million for the nine months ended September 30, 2010, up $668 thousand compared with the same period in 2009. Year-to-date net securities gains were comprised of realized gains on the sale of securities amounting to $2.0 million, largely offset by other-than-temporary impairment losses of $751 thousand on certain available-for-sale, private label, residential mortgage-backed securities.

Trust and other financial services fees amounted to $2.1 million for the nine months ended September 30, 2010, up $331 thousand, or 18.3%, compared with the same period in 2009.

For the nine months ended September 30, 2010, credit and debit card service charges and fees amounted to $844 thousand, up $130 thousand or 18.2% compared with the same period in 2009. This increase was principally attributed to continued growth of the Bank’s demand deposits and NOW accounts, higher levels of merchant credit card processing volumes, and continued success with a program that offers rewards for certain debit card transactions.

The foregoing increases in year-to-date non-interest income were offset in part by a $232 thousand, or 76.1%, decline in income from mortgage banking activities. During 2010 substantially all residential mortgage loan originations were held in the Bank’s loan portfolio, whereas during the same period in 2009 a large portion of residential mortgage loan originations were sold into the secondary market with customer servicing retained.

Non-interest Expense: For the quarter ended September 30, 2010, total non-interest expense amounted to $5.5 million, up $551 thousand, or 11.1%, compared with the third quarter of 2009. The increase in non-interest expense was attributed to a wide variety of factors including increases in salaries and employee benefits, loan collection expenses, professional services fees, marketing expenses, insurance, and expenses associated with the disposal of certain fixed assets. Third quarter non-interest expense also included $69 thousand of expenses related to the preparation of fiduciary tax returns for the Bank’s trust clients, whereas in 2009 these expenses were almost entirely recorded in the second quarter.

For the nine months ended September 30, 2010, total non-interest expense amounted to $16.1 million, up $432 thousand, or 2.8%, compared with the same period in 2009. The increase in non-interest expense was principally attributed to salaries and employee benefits, which were up $531 thousand or 6.4% compared with the same period in 2009. The increase in salaries and employee benefits was principally attributed to increases in employee health insurance premiums, normal increases in base salaries, as well as changes in staffing levels and mix. The foregoing increases were partially offset by $402 thousand of employee health insurance credits attained during the nine months ended September 30, 2010, based on favorable claims experience.

FDIC deposit insurance assessments amounted to $797 thousand for the nine months ended September 30, 2010, down $97 thousand or 10.9% compared with the same period in 2009. This decline was principally attributed to a $495 thousand special FDIC assessment recorded in the second quarter of 2009, offset by increased deposit insurance premiums for all FDIC insured banks as a result of the FDIC’s plan to reestablish the Deposit Insurance Fund to levels required by the Federal Deposit Reform Act of 2005.

Efficiency Ratio: The Company’s efficiency ratio, or non-interest operating expenses divided by the sum of tax-equivalent net interest income and non-interest income other than net securities gains and other-than-temporary impairments, measures the relationship of operating expenses to revenues. For the three and nine months ended September 30, 2010, the Company’s efficiency ratios amounted to 54.9% and 54.3%, respectively, which compared favorably to peer and industry averages.

About Bar Harbor Bankshares

Bar Harbor Bankshares is the parent company of its wholly owned subsidiary, Bar Harbor Bank & Trust. Bar Harbor Bank & Trust, founded in 1887, provides full service community banking with twelve branch office locations serving downeast and midcoast Maine.

This earnings release contains certain forward-looking statements with respect to the financial condition, results of operations and business of Bar Harbor Bankshares (the "Company") for which the Company claims the protection of the safe harbor provided by the Private Securities Litigation Reform Act of 1995, as amended. You can identify these forward-looking statements by the use of words like "strategy," "anticipates" "expects," "plans," "believes," "will," "estimates," "intends," "projects," "goals," "targets," and other words of similar meaning. You can also identify them by the fact that they do not relate strictly to historical or current facts. Forward-looking statements include, but are not limited to, those made in connection with estimates with respect to the future results of operation, financial condition, and the business of the Company which are subject to change based on the impact of various factors that could cause actual results to differ materially from those projected or suggested due to certain risks and uncertainties. These risks and uncertainties include, but are not limited to, changes in general economic conditions, interest rates, deposit flows, loan demand, internal controls, legislation or regulation and accounting principles, policies or guidelines, as well as other economic, competitive, governmental, regulatory and accounting and technological factors affecting the Company’s operations. For more information about these risks and uncertainties and other factors, please see the Company’s Annual Report on Form 10-K, as updated by the Company’s Quarterly Reports on Form 10-Q and other filings on file with the SEC. All of these factors should be carefully reviewed, and readers should not place undue reliance on these forward-looking statements. The Company assumes no obligation to update any forward-looking statements as a result of new information or future events or developments.

Bar Harbor Bankshares

Selected Financial Information
(dollars in thousands except per share data)
(unaudited)

	Period End		3rd Quarter Average
Balance Sheet Data	9/30/2010	12/31/2009	2010	2009

Total assets	$1,103,329	$1,072,381	$1,093,371	$1,065,334
Total securities	369,422	347,026	349,992	356,141
Total loans	680,875	669,492	681,646	663,039
Allowance for loan losses	8,540	7,814	8,611	7,068
Total deposits	698,873	641,173	697,753	647,382
Total Borrowings	291,987	311,629	284,968	324,081
Shareholders' equity	106,406	113,514	105,362	87,854

	Three Months Ended		Nine Months Ended
Results Of Operations	9/30/2010	9/30/2009	9/30/2010	9/30/2009

Interest and dividend income	$ 12,879	$ 13,705	$ 38,438	$ 41,134
Interest expense	4,933	5,273	14,639	15,919
Net interest income	7,946	8,432	23,799	25,215
Provision for loan losses	450	1,057	1,500	2,557
Net interest income after provision for loan losses	7,496	7,375	22,299	22,658

Non-interest income	2,065	1,916	5,770	4,889
Non-interest expense	5,518	4,967	16,115	15,683
Income before income taxes	4,043	4,324	11,954	11,864
Income taxes	1,173	1,219	3,321	3,378

Net income	$ 2,870	$ 3,105	$ 8,633	$ 8,486

Preferred stock dividends and accretion of discount	---	272	653	762
Net income available to common shareholders	$ 2,870	$ 2,833	$ 7,980	$ 7,724

Per Common Share Data

Basic earnings per share	$ 0.76	$ 0.98	$ 2.12	$ 2.69
Diluted earnings per share	$ 0.75	$ 0.95	$ 2.09	$ 2.63
Average shares outstanding-Basic	3,783,036	2,883,580	3,771,903	2,875,406
Average shares outstanding-Diluted	3,829,349	2,978,003	3,821,628	2,941,018
Cash dividends per share	$ 0.260	$ 0.260	$ 0.780	$ 0.780

Selected Financial Ratios

Return on Average Assets	1.04%	1.16%	1.07%	1.08%
Return on Average Equity	10.81%	14.02%	10.94%	13.16%
Tax-equivalent Net Interest Margin	3.15%	3.38%	3.22%	3.45%
Efficiency Ratio (1)	54.9%	46.9%	54.3%	51.0%

	At or for the Nine Months Ended		At or for the Year Ended
	September 30,		December 31,

	2010	2009	2009
Asset Quality

Net charge-offs to average loans, annualized	0.15%	0.14%	0.13%
Allowance for loan losses to total loans	1.25%	1.12%	1.17%
Allowance for loan losses to non-performing loans	96%	98%	85%
Non-performing loans to total loans	1.31%	1.14%	1.37%
Non-performing assets to total assets	0.82%	0.76%	0.94%

Capital Ratios

Tier 1 leverage capital ratio	9.06%	8.32%	10.35%
Tier 1 risk-based capital ratio	13.61%	12.88%	15.34%
Total risk-based capital ratio	15.48%	14.68%	17.14%
Tangible equity to total assets	9.36%	8.60%	10.29%
Tangible common equity (2)	9.38%	6.90%	8.60%

(1) Computed by dividing non-interest expense by the sum of tax equivalent net interest income and non-interest income other than net securities gains and OTTI. Includes $495 special FDIC assessment recorded in the second quarter of 2009.

(2) Computed by dividing the total common shareholders' equity, less goodwill and other intangible assets, by total assets, less goodwill and other intangible assets.

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